Exhibit 99.(e)(1)(b)

SCHEDULE A

(as of December 17, 2025)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange (Ticker)	Termination Date
Invesco AAA CLO Floating Rate Note ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (ICLO)	04/30/26
Invesco Active U.S. Real Estate Fund	06/20/08	11/19/08	NYSE Arca, Inc. (PSR)	04/30/26
Invesco Agency MBS ETF	12/17/25	[ ]	Cboe BZX Exchange, Inc. (IMTG)	04/30/27
Invesco Comstock Contrarian Equity ETF	03/13/25	5/7/25	Cboe BZX Exchange, Inc. (CSTK)	04/30/26
Invesco Core Fixed Income ETF	06/25/25	7/23/25	Cboe BZX Exchange, Inc. (GTOC)	04/30/27
Invesco Diversified Dividend Opportunities ETF	12/17/25	[ ]	Cboe BZX Exchange, Inc. (DVVY)	04/30/27
Invesco Flexible Income ETF	12/17/25	[ ]	Cboe BZX Exchange, Inc. (FLXI)	04/30/27
Invesco Global Equity Net Zero ETF	06/25/25	7/16/25	NYSE Arca, Inc. (IQSZ)	04/30/27
Invesco High Yield Bond Factor ETF	12/12/19	12/02/20	The Nasdaq Stock Market LLC (IHYF)	04/30/26
Invesco High Yield Select ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (HIYS)	04/30/26
Invesco Intermediate Municipal ETF	06/25/25	7/23/25	Cboe BZX Exchange, Inc. (INTM)	04/30/27
Invesco International Growth Focus ETF	03/13/25	6/11/25	Cboe BZX Exchange, Inc. (MTRA)	04/30/26
Invesco Managed Futures Strategy ETF	03/13/25	3/19/25	Cboe BZX Exchange, Inc. (IMF)	04/30/26
Invesco MSCI EAFE Income Advantage ETF	06/27/24	7/17/24	NYSE Arca, Inc. (EFAA)	04/30/26

Invesco QQQ Hedged Advantage ETF	03/13/25	5/7/25	The Nasdaq Stock Market LLC (QQHG)	04/30/26
Invesco QQQ Income Advantage ETF	06/27/24	7/17/24	The Nasdaq Stock Market LLC (QQA)	04/30/26
Invesco Real Assets ESG ETF	12/15/20	12/18/20	Cboe BZX Exchange, Inc. (IVRA)	04/30/26
Invesco Rochester High Yield Municipal ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (IROC)	04/30/26
Invesco S&P 500® Downside Hedged ETF	09/13/12	12/06/12	NYSE Arca, Inc. (PHDG)	04/30/26
Invesco S&P 500 Equal Weight Income Advantage ETF	06/27/24	7/17/24	NYSE Arca, Inc. (RSPA)	04/30/26
Invesco Short Duration Total Return Bond ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (GTOS)	04/30/26
Invesco SteelPath MLP & Energy Infrastructure ETF	12/13/24	2/20/25	Cboe BZX Exchange, Inc. (PIPE)	04/30/26
Invesco Top QQQ ETF	09/19/24	12/04/24	The Nasdaq Stock Market LLC (QBIG)	04/30/26
Invesco Total Return Bond ETF	12/19/17	04/06/18	NYSE Arca, Inc. (GTO)	04/30/26
Invesco Ultra Short Duration ETF	12/19/17	04/06/18	NYSE Arca, Inc. (GSY)	04/30/26
Invesco Variable Rate Investment Grade ETF	12/17/15	9/21/16	The Nasdaq Stock Market LLC (VRIG)	04/30/26

Invesco Actively Managed Exchange-Traded Fund Trust

By:	/s/ Brian Hartigan
	Name:	Brian Hartigan
	Title:	President & Principal Executive Officer

Invesco Distributors, Inc.

By:	/s/ Nicole Filingeri
	Name:	Nicole Filingeri
	Title:	Vice President